EXHIBIT 99.2

279 Bayview Drive, Barrie, Ontario L4M 4W5

NEWS RELEASE

FOR IMMEDIATE RELEASE

James P. Maddox, C.A. Vice President and Chief Financial Officer (705) 728-7111	October 24, 2003 IT-04-008

INTERTAN REPORTS RESULTS FOR FIRST QUARTER OF FISCAL YEAR 2004

ANNOUNCES GUIDANCE FOR FISCAL SECOND QUARTER

Toronto, Oct. 24, 2003 – InterTAN, Inc. (NYSE: ITN; TSX: ITA), a leading consumer electronics retailer of both private label and internationally branded products, today reported its results for the first fiscal quarter of the year ending June 30, 2004.

Net income for the quarter was $1,481,000, or $0.07 per diluted share. These results reflected an increase in the operating income of the Company’s Canadian subsidiary, measured in local currency, of 7%. In addition, the effects of a stronger Canadian dollar magnified the improvement in Canadian operating income to 21%, when measured in U.S. dollars. This improvement in operating income was significantly offset at the consolidated level by unusual expenses, primarily legal and other professional fees associated with the study of various alternatives to enhance shareholder value and with the proxy contest concerning the election of two directors at the Company’s annual general meeting on December 5, 2003. These expenses totaled approximately $550,000 for the quarter. Consolidated operating income, in U.S. dollars, decreased by 1%.

Last year, income for the first quarter, before the cumulative effect of the accounting change for vendor allowances, was $1,935,000, or $0.09 per diluted share. After the cumulative effect of the accounting change for vendor allowances, net income for the comparable prior year quarter was $1,355,000, or $0.06 per diluted share.

Sales for the current quarter in U.S. dollars were $106,459,000, compared with $92,903,000 a year ago. In local currency, this represented an increase of 1% over the prior year. Comparable store sales, also measured in local currency, decreased by 1.5%. The sales comparison measured in U.S. dollars was influenced by an improvement in the value of the Canadian dollar, which was 13.4% stronger against the U.S. dollar than during the first quarter of fiscal year 2003.

“We are pleased to report continuing improvement in the operating income of the Canadian subsidiary, which began in the fourth quarter of fiscal year 2003,” said Brian E. Levy, President and Chief Executive Officer. “We are optimistic that issues impeding our ability to implement a migration to Canada and a subsequent conversion to an income trust can be resolved expeditiously and I am delighted that we have been able to resolve the issues with Mr. Pearlman and Liberation Investments in a mutually satisfactory manner,” Levy concluded.

In July, the Company announced that it had received regulatory approval for its 8th treasury stock repurchase program, under which management was authorized, subject to market conditions, to repurchase up to 1,025,000 shares of the Company’s common stock but no shares were purchased during the quarter.

The Company also announced that it currently anticipates that net income for the second quarter of fiscal year 2004 will be approximately $0.42 to $0.46 per diluted share. This guidance is based on a model built on the following assumptions:

•	An overall sales gain of 1% to 3%, in local currency;

•	An improvement in the gross margin percentage of 75 to 125 basis points;

•	An increase in the SG&A percentage of 110 to 140 basis points, including approximately $500,000 in professional fees, or 35 basis points, relating to the project to enhance shareholder value and the conclusion of the proxy contest;

•	Net interest expense of $300,000 to $500,000;

•	A Canadian dollar exchange rate of about $0.70;

•	An effective tax rate of approximately 42%; and,

•	A weighted average of approximately 21 million shares outstanding, assuming dilution.

Net income for the second quarter of fiscal year 2003 was $7,997,000, or $0.38 per diluted share.

The management of InterTAN will host a conference call to discuss this news release tomorrow, October 24, 2003, at 11:00 a.m. Eastern. The conference call number is 416-640-4127. A replay of the call will be available until October 31 and can be accessed at 416-640-1917, password 21021459#. This call will be simultaneously webcast on the internet at www.intertan.com and will remain on the website for a one-week period.

InterTAN, Inc., headquartered near Toronto, operates through approximately 960 company retail stores and dealer outlets in Canada under the trade names RadioShack®, Rogers AT&T Wireless Communications Express®, and Battery Plus®.

InterTAN will announce its October sales on November 6, 2003.

Certain information disclosed in this press release including, among others, statements regarding the implementation of a migration of the Company to Canada and a conversion to an income trust constitutes forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, U.S. income tax and other regulatory matters, consumer acceptance, demand and preferences, product availability, development of new products and technology, global political and economic conditions, and other risks indicated in filings with the Securities and Exchange Commission such as InterTAN’s previously filed periodic reports, including its Form 10-K for the 2003 fiscal year.

-tables follow-